REVOLVING CREDIT NOTE

            Officer No. _______                     Note No. ________
            $5,000,000.00                               31 October, 1997

            City of Florence, State of Kentucky


            On or before the Maturity Date below, TECHNOLOGY INTEGRATION FINANCIAL SERVICES, INC., a Kentucky corporation (the "Borrower") for value received promises to pay to the order of THE FIFTH THIRD BANK OF NORTHERN KENTUCKY, INC., a Kentucky banking corporation, at 8100 Burlington Pike, Florence, Kentucky 41042 (hereinafter referred to as "Bank") the sum of FIVE MILLION DOLLARS ($5,000,000.00) or such portion thereof as may have been advanced hereunder (hereinafter referred to as the "Borrowing") plus interest as provided herein, less such amounts as shall have been repaid in accordance with this Note. The outstanding balance of this Note will appear on a supplemental bank record and is not necessarily the face amount of this Note. Such record shall be conclusive as to the balance due of this Note at any time, absent manifest error.

            The Borrower shall have the option of having the outstanding principal under this Note bear interest under the following rates:

                 (A) "30 Day Rate": The Thirty (30) Day LIBOR plus 100 basis points, fixed for a thirty day period. The Thirty
            (30) Day LIBOR shall mean the per annum rate rounded upward (if rounding is necessary) to the nearest 1/16th of 1% of which U.S. dollar deposits, of an amount equal or comparable to the Loan are afforded to the Bank by other Prime Banks in the London interbank market, selected in the Bank's discretion, at approximately 11:00 AM London time on the third Business Day prior to any applicable thirty (30) day incremental period, all as conclusively determined by the Bank.

                 (B) "60 Day Rate": The Sixty (60) Day LIBOR plus 100 basis points, fixed for a sixty day period. The Sixty (60) Day LIBOR shall mean the per annum rate rounded upward (if rounding is necessary) to the nearest 1/16th of 1% of which U.S. dollar deposits, of an amount equal or comparable to the Loan are afforded to the Bank by other Prime Banks in
            the London interbank market, selected in the Bank's discretion, at approximately 11:00 AM London time on the third Business Day prior to any applicable sixty (60) day incremental period, all as conclusively determined by the Bank.
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                 (C)  "90 Day Rate":  The Ninety (90) Day LIBOR plus 100
            basis points, fixed for a ninety day period.  The Ninety
            (90) Day LIBOR shall mean the per annum rate rounded upward (if rounding is necessary) to the nearest 1/16th of 1% of which U.S. dollar deposits, of an amount equal or comparable to the Loan are afforded to the Bank by other Prime Banks in the London interbank market, selected in the Bank's discretion, at approximately 11:00 AM London time on the third Business Day prior to any applicable ninety (90) day incremental period, all as conclusively determined by the Bank.

                 (D) "Prime Minus Rate": The Prime Rate minus 100 basis points. Prime Rate shall mean the rate announced by the Bank from time to time as its Prime Rate. In the event of a change in said Prime Rate, the interest rate shall be immediately changed to an interest rate which shall be less than the new Prime Rate by 100 basis points.

            Interest shall be computed based on a year of 360 days and charged for the actual number of days elapsed.

            The principal outstanding under this Note shall initially bear interest at the Prime Minus Rate. Thereafter, except as provided in the immediately succeeding paragraphs, the principal shall continue to bear interest at the Prime Minus Rate.

            The Borrower shall have the option to convert the interest rate to either the 30 Day Rate, the 60 Day Rate or the 90 Day Rate by notifying the Bank in writing of its decision to convert the interest rate and the selected interest rate (the "Conversion Notice"). Said Conversion Notice must be received by the Bank on the applicable Interest Rate Determination Date. Subsequent to the conversion, the principal outstanding shall bear interest at the rate selected by the Borrower for the respective period. Thereafter, the principal shall continue to bear interest at the selected rate for the respective periods, unless the Borrower again elects to select a different interest rate on the Interest Rate Determination Date preceding the end of the respective interest period. For example, if at the end of a 90-day period, the Borrower elects to convert the interest rate from the 90 Day Rate to the 30 Day Rate, it must deliver the Conversion Notice to the Bank on or before the Interest Rate Determination Date preceding the end of the subject 90-day period. The Borrower shall thereafter have the option to again convert the interest rate at the end of the 30-day period to either the 60 Day Rate, back to the 90 Day Rate or the Prime Minus Rate by providing the Conversion Notice to the Bank as provided above. The Borrower shall have the option to convert the interest rate on each and every Interest Rate Determination Date.

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            "Interest Rate Determination Date" shall mean the third
            Business Day preceding the expiration of the respective period for the then current interest rate. For example, if the interest rate is then currently the 30 Day Rate, the Interest Rate Determination Date would be the third Business Day prior to the end of the applicable 30-day period. If the interest rate is currently the Prime Minus Rate, the Interest Rate Determination Date would be the third Business Day prior to the date that the Borrower desires to convert to a different interest rate. While the selected interest rate will be determined and set on the Interest Rate Determination Date, it will not become effective until the expiration of the then current interest period, and in the case of the Prime Minus Rate, if the Borrower desires to convert from the Prime Minus Rate to another rate, the new rate would not become effective until three Business Days after the date the Bank receives the Conversion Notice.

            "Business Day" shall mean a day of the year, other than Saturday or Sunday, on which commercial banks located in Cincinnati, Ohio are not required or authorized to remain closed and on which The New York Stock Exchange is not closed.

            Prior to October 1, 1998 (the "Maturity Date"), Bank may lend to the Borrower such amounts as may from time to time be requested by the Borrower in accordance with the terms and conditions of that certain loan agreement entered into by and between the Borrower and the Bank dated October 31, 1997 (the "Loan Agreement") provided that the principal amount borrowed shall not at any time exceed the Borrowing and further provided that no Event of Default as defined herein shall exist.

            Principal shall be due and payable in accordance with
            Section 3.06(b) of the Loan Agreement. Interest on the outstanding principal shall be due and payable in accordance with Section 3.07 of the Loan Agreement. Principal and interest payments shall be made at the Bank's address above unless otherwise designated by Bank in writing. Principal may be prepaid in whole or in part, without premium or penalty, at any time. Any prepaid amounts shall be applied to the amounts due in reverse order of their due date. No partial payment shall change any due date or the amount of any regular scheduled installment of principal due.
            To secure repayment of this Note and all modifications, extensions, and renewals thereof, and all other Obligations (as herein defined) of the Borrower to Bank, the Borrower grants Bank a security interest (subject to all Permitted Liens as set forth in the Loan Agreement) in all of the Borrower's now owned or hereafter acquired interests in all property in which Bank is, at any time, granted a lien for any Obligation, and all property in possession of Bank including, without limitation, money, securities,

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            instruments, documents, letters of credit, chattel paper, or other property delivered to Bank in transit, for safekeeping, or for collection or exchange for other property, or other rights in addition to such property, all rights to payment from and claims against Bank, all proceeds thereof and any other collateral granted to the Bank pursuant to that certain security agreement by and between Borrower and Bank dated October 31, 1997 (the "Security Agreement") (collectively, the "Collateral"). The Borrower agrees to immediately deliver such additional property or rights thereto to Bank immediately upon receipt as additional Collateral and until delivery to hold same in trust for Bank. All documents executed in connection with this Note, including without limitation the following, further secure the Obligations: a payment guaranty of Pomeroy Computer Resources, Inc., dated October 31, 1997
            (the "Guaranty").

            The Obligations secured by the Collateral (herein, "Obligations") shall include this Note and each and every liability of the Borrower to Bank and all affiliates of Fifth Third Bancorp however created, direct or contingent, due or to become due whether now existing or hereafter arising, participated in whole or in part, created by trust agreement, lease, overdraft, agreement or otherwise, in any manner by the Borrower (other than certain non-recourse financing provided to Borrower by The Fifth Third Leasing Company or any other affiliate of Bank). Except as set forth above regarding such non-recourse financing, the Borrower also grants Bank a security interest in all of the Collateral as agent for all affiliates of Fifth Third Bancorp for all Obligations of the Borrower to such affiliates. Said security interest shall not be enforced to the extent prohibited by the Truth in Lending Act as implemented by Federal Reserve Regulation Z.

            The Borrower certifies that the proceeds of this loan are to be used for business purposes. If this Note is a renewal, in whole or in part, of a previous Obligation, the acceptance by Bank of this Note shall not effectuate a payment but rather a continuation of the previous
            Obligation.

            Bank may charge and the Borrower agrees to pay a note processing fee of $100.00 on the above Effective Date.


            Events of Default:

            This Note, and all other Obligations of the Borrower to Bank, shall be and become immediately due and payable at the option of the Bank, without any demand or notice whatsoever, upon the occurrence of any Event of Default as defined in the Loan Agreement.
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            Upon the occurrence of an Event of Default herein described
            Bank may, at its option cease making advances hereunder immediately, declare this Note and all other Obligations of the Borrower, to be fully due and payable in their aggregate amount together with accrued interest plus any applicable fees and charges and exercise any or all other remedies provided for in the Loan Agreement, the Security Agreement and/or by law.

            If any payment is not paid when due (whether by acceleration or otherwise) or within 10 days thereafter, the Borrower agrees to pay to Bank a late payment fee as provided for in any loan agreement or 5% of the payment amount, whichever is greater, with a minimum fee of $20.00. After an Event of Default, the Borrower agrees to pay to Bank a fixed charge of $25.00, or the Borrower agrees that Bank may, without notice, increase the interest rate then in effect by 6%, whichever is greater. Under no circumstances shall said interest rate be raised to a rate which shall be in excess of the maximum rate of interest allowable under the state and/or federal usury laws in force at the time of such change.

            ENTIRE AGREEMENT: The Borrower agrees that there are no conditions or understandings which are not expressed in this Note and the documents referred to herein.

            WAIVER: No failure on the part of Bank to exercise any of its rights hereunder shall be deemed a waiver of any such rights or of any default. Demand, presentment, protest, notice of dishonor, notice of protest, notice of default and all suretyship defenses are hereby waived.

            JURY WAIVER: THE BORROWER, AND ANY ENDORSER OR GUARANTOR HEREOF, WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            The declaration of invalidity of any provision of this Note shall not affect any part of the remainder of the provisions.

            This Note is supplemented by the terms and conditions of the Loan Agreement.

                                               BORROWER:

                                               TECHNOLOGY INTEGRATION
            FINANCIAL SERVICES, INC.,
                      a Kentucky corporation




            ADDRESS  1020 Petersburg Road      By:
            _________________________
                     Hebron, Kentucky 41048
                      Title: _______________________
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